May 8, 1998


To Central  Maine  Power  Company  holders of Common  Stock and of 6%  Preferred
Stock:

         We recently sent you proxy materials in connection with the Annual Meeting of Shareholders of Central Maine Power Company scheduled for May 21, 1998. Proposal 2 in the proxy materials asks that you approve the Agreement and Plan of Merger, which will result in Central Maine Power Company becoming a subsidiary of a new parent holding company. The holding company structure is a well-established form of organization for companies conducting multiple lines of business, particularly entities engaging in both regulated and unregulated activities. It is increasingly prevalent in the utility industry. The holding company structure is intended to provide increased organizational, managerial and financial flexibility in order to better position Central Maine Power Company to operate in the changing electric utility industry. The Central Maine Power Company Board of Directors recommends that you vote FOR Proposal 2. Your vote is very important.

         Approval of Proposal 2 requires an affirmative vote of the holders of a majority of all the outstanding shares of Common Stock and 6% Preferred Stock, voting as a single class, and an affirmative vote of the holders of a majority of all the outstanding shares of Common Stock, voting as a single class.

         Again, your vote is very important to Central Maine Power Company no matter how many shares you own. Please sign, date and return your proxy card marked FOR Proposal 2 in the enclosed postage paid envelope today. Thank you for taking the time to consider and vote on this important issue

Sincerely yours,

[GRAPHIC OMITTED]
David T. Flanagan
President & Chief Executive Officer